EXHIBIT 10.17


                        REVISED AND RESTATED DISTRIBUTION

                                    AGREEMENT




                            E. R. SQUIBB & SONS, INC.
                         (THROUGH ITS CONVATEC DIVISION)



                                       AND



                          ROCHESTER MEDICAL CORPORATION


                                   MAY 6, 1998

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SECTION          TITLE                                                    PAGE
-------          -----                                                    ----

SECTION      1.  DEFINITIONS                                               4

SECTION      2.  REPRESENTATIONS AND WARRANTIES OF ROCHESTER               5

SECTION      3.  APPOINTMENT OF DISTRIBUTOR                                6

SECTION      4.  RIGHT OF FIRST CONSIDERATION                              7

SECTION      5.  PRICING                                                   8

SECTION      6.  REGULATORY APPROVALS                                      9

SECTION      7.  ORDERING AND FORECASTING                                  9

SECTION      8.  STORAGE OF CONVATEC MATERIALS                             10

SECTION      9.  PACKAGING                                                 10

SECTION     10.  ALTERNATE SUPPLIER                                        10

SECTION     11.  CONTINGENT MANUFACTURING                                  11

SECTION     12.  SHIPMENT AND DELIVERY                                     11

SECTION     13.  INVOICING AND PAYMENT                                     12

SECTION     14.  SALES AND MARKETING                                       12

SECTION     15.  REGULATORY COMPLIANCE                                     12

SECTION     16.  RIGHTS OF INSPECTION                                      13

SECTION     17.  PRODUCT WARRANTY                                          13

SECTION     18.  INDEMNIFICATION                                           14

SECTION     19.  PRODUCT LIABILITY INSURANCE                               15

SECTION     20.  CONFIDENTIAL INFORMATION                                  16

SECTION     21.  PATENT ENFORCEMENT                                        17

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SECTION     22.  PATENT INFRINGEMENT                                       17

SECTION     23.  TRADEMARKS                                                18

SECTION     24.  CO-DEVELOPMENT                                            18

SECTION     25.  NON-SOLICITATION                                          19

SECTION     26.  DURATION OF AGREEMENT                                     19

SECTION     27.  TERMINATION                                               19

SECTION     28.  FORCE MAJEURE                                             21

SECTION     29.  RELATIONSHIP                                              21

SECTION     30.  ENTIRE AGREEMENT                                          22

SECTION     31.  AMENDMENT; ASSIGNABILITY                                  22

SECTION     32.  GOVERNING LAW                                             22

SECTION     33.  ARBITRATION                                               22

SECTION     34.  SEVERABILITY                                              23

SECTION     35.  NOTICES                                                   23

SECTION     36.  CAPTIONS                                                  24

SECTION     37.  MUTUAL RELEASE                                            24

SECTION     38.  JOINTLY DRAFTED AGREEMENT                                 25

SECTION     39.  REVIEW AND COMMENT                                        25

SIGNATURES                                                                 25

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                   REVISED AND RESTATED DISTRIBUTION AGREEMENT


            This Revised and Restated Distribution Agreement ("Restated Agreement") made and entered into this 6th day of May 1998, by and between E. R. Squibb & Sons, Inc.,(through its CONVATEC Division), 100 Headquarters Park Drive, Skillman, New Jersey 08558, a Delaware corporation, (hereinafter:
"CONVATEC") and ROCHESTER MEDICAL CORPORATION, One Rochester Medical Drive, Stewartville, Minnesota 55976, a Minnesota corporation, (hereinafter "ROCHESTER");

                                   WITNESSETH:

            WHEREAS, CONVATEC and ROCHESTER are parties to a certain Distribution and Co-Development Agreement dated August 11, 1995 (the "1995 Agreement"); and

            WHEREAS, CONVATEC and ROCHESTER are parties to a certain Supplemental Agreement dated August 11, 1995 (the "1995 Supplement"); and

            WHEREAS, certain disagreements have arisen between CONVATEC and ROCHESTER respecting their respective compliance with and obligations under the 1995 Agreement; and

            WHEREAS, CONVATEC and ROCHESTER desire to revise and restate the 1995 Agreement and the 1995 Supplement (collectively, the "1995 Agreements") in accordance with the terms and conditions of this Restated Agreement and to resolve and settle any disagreement under the 1995 Agreement.

            WHEREAS, CONVATEC and ROCHESTER desire that CONVATEC should have, subject to the terms of this Restated Agreement, the rights provided hereafter to market such of ROCHESTER's products as are more particularly described hereinafter; and

            WHEREAS, CONVATEC desires ROCHESTER to manufacture and package certain of ROCHESTER'S products for purchase by CONVATEC in accordance with specifications agreed to by CONVATEC and ROCHESTER for each such product.

            WHEREAS, ROCHESTER is agreeable, subject to the terms of this Restated Agreement, to manufacture and package the products contemplated

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by this Restated Agreement for sale and distribution by CONVATEC as provided in this Restated Agreement; and

            WHEREAS, CONVATEC and ROCHESTER also desire to provide for the possibility of cooperative development and commercialization of new products which may result in the creation of valuable intellectual property, including patent rights, or which may utilize or combine proprietary technologies belonging to CONVATEC or ROCHESTER, respectively, and further desire to provide for the respective ownership interests in such newly developed products and in the attendant intellectual property or technology developed or created as a result of such cooperative development activities.

            NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, CONVATEC and ROCHESTER agree as follows:


SECTION 1. DEFINITIONS

            When used in this Restated Agreement, unless the context otherwise requires, the following terms shall have the meanings ascribed to them.

            Co-Exclusive Territory. "Co-Exclusive Territory" means the territory located within the geographical boundaries of Africa, Central America (excluding Mexico), South America, Australia, Israel, Iran, Iraq, Japan, Jordan, Kuwait, Lebanon, New Zealand, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or Yemen, subject to limitations or exclusions which may be applicable, or become applicable, to Male External Catheters; which limitations or exclusions arise only from ROCHESTER's pre-existing sales and distribution agreements with third parties; and which have been identified to CONVATEC.

            Foley Catheter(s). "Foley Catheter(s)" means ROCHESTER's standard Foley Catheter made from silicone in all standard and pediatric sizes that is typically used for managed urine drainage, but excluding without limitation all enhancements or improvements thereto and excluding specifically ROCHESTER's Nitrofuran Delivery Catheter.

            Hydrophilic Intermittent Catheter. "Hydrophilic Intermittent Catheter" means ROCHESTER's advanced Intermittent Catheter containing a hydrophilic coating, which is presently in development and has not yet received marketing approval from the FDA.

            Intermittent Catheter(s). "Intermittent Catheter(s)" means ROCHESTER's standard Intermittent Catheter made from silicone in all standard sizes that is typically self-administered for periodic urine drainage,

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but excluding all enhancements or improvements thereto and excluding specifically ROCHESTER's Hydrophilic Intermittent Catheter.

            Male External Catheter(s). "Male External Catheter(s)" means ROCHESTER's standard self-adhering Male External Catheter made either from silicone or Ultraflex(TM) Polymer in standard and abbreviated lengths, that is worn externally and used for the management of male incontinence, but excluding without limitation all enhancements or improvements thereto and excluding specifically ROCHESTER's Wide Band(TM) MEC.

            Marks. "Marks" means those commercial indicia as more particularly described in Section 3(C) of this Restated Agreement.

            Nitrofuran Delivery Catheter. "Nitrofuran Delivery Catheter" means ROCHESTER's Nitrofuran Delivery Catheter which incorporates nitrofurazone into the silicone matrix of a Foley Catheter that is used for controlling the incidence of infections in catheterized patients, but excluding enhancements or improvements thereto.

            Packaging and Distribution Agreement. "Packaging and Distribution Agreement" means the Packaging and Distribution Agreement between CONVATEC and ROCHESTER dated September 7, 1994, together with any attachments or supplements thereto.

            Products. "Products" means, collectively, ROCHESTER's Foley Catheter, Intermittent Catheter and Male External Catheter.

            Restated Agreement. "Restated Agreement" means this Revised and Restated Distribution Agreement.

            Specifications. "Specifications" means the product and packaging specifications and quality control procedures applicable, respectively, to Foley Catheters, Intermittent Catheters, and Male External Catheters, and to the manufacture and packaging thereof, as may be agreed in writing from time to time by CONVATEC and ROCHESTER.

            "Term of this Restated Agreement" means the Initial Term and includes all Renewal Terms as provided in Section 26.

            Wide Band MEC. "Wide Band MEC" means ROCHESTER's Wide Band(TM) Male External Catheter which positions adhesive along the entire length of the catheter sheath.

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            1995 Agreement. "1995 Agreement" means the Distribution and
Co-Development Agreement dated August 11, 1995, between CONVATEC and ROCHESTER.

            1995 Agreements. "1995 Agreements" mean collectively the 1995 Agreement and the 1995 Supplement.

            1995 Supplement. "1995 Supplement" means the Supplemental Agreement dated August 11, 1995 between CONVATEC and ROCHESTER.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF ROCHESTER

            ROCHESTER represents and warrants that it is a corporation duly organized and in good standing under the laws of Minnesota, that it has the requisite power and authority to enter into and carry out this Restated Agreement and its obligations hereunder, and that the undertakings of this Restated Agreement will not constitute a breach by ROCHESTER of any pre-existing obligation to any third party.

            ROCHESTER further represents and warrants that it has exclusive ownership of pending U.S. patent applications and patents relating to the Products. In the event that, during the Term of this Restated Agreement and any renewals hereof, either CONVATEC or ROCHESTER acquire information that any of the said patents are infringed by a product being sold or distributed by a third party, either shall promptly notify the other party to this Restated Agreement

            ROCHESTER further represents and warrants that it is generally knowledgeable with respect to the patent rights of third parties in the United States, Canada, Mexico and the European Union countries relating to the Products, and has conducted such inquiry and investigation as it deemed reasonably necessary for the purpose of determining whether the present or presently intended manufacture, sale and/or use of the Products infringes any patent or technology of any third party in the United States, Canada, Mexico or the European Union countries.

            ROCHESTER represents and warrants that to the best of ROCHESTER's knowledge, based upon such inquiry and investigation, the present or presently intended manufacture, sale and/or use of the Products by ROCHESTER does not infringe any patent or technology of any third party in the United States, Canada, Mexico or other European Union countries.

            Except as otherwise expressly stated herein, ROCHESTER makes no other warranty or representation (i) respecting the scope or enforceability of

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patent protection or the availability of patent protection in any jurisdiction, foreign or domestic, or (ii) respecting infringement of any patent or any other intellectual property rights of others.


SECTION 3. APPOINTMENT OF DISTRIBUTOR

            A. Grant of Co-Exclusive Rights. ROCHESTER grants to CONVATEC for the Term of this Restated Agreement the right, co-exclusive with ROCHESTER, to distribute Male External Catheters throughout the Co-Exclusive Territory, which grant is subject only to the limitations expressly provided in Subsection (D) of this Section 3.

            B. Grant of Non-Exclusive Rights. ROCHESTER grants to CONVATEC for the Term of this Restated Agreement the non-exclusive right (i) to distribute Foley Catheters and Intermittent Catheters throughout the world and (ii) to distribute Male External Catheters throughout the remainder of the world that is outside the Co-Exclusive Territory.

            C. Marks. CONVATEC and ROCHESTER shall each have the right, respectively, to distribute all such Products under the names, brands, marks, styles and other commercial indicia (collectively, "Marks") as each, respectively, shall adopt and use from time to time; but neither, without the express written consent of the other, shall use any Mark adopted or used by the other.

            D. Pre-Existing Private Label Arrangements; Limitations. The parties acknowledge that ROCHESTER has previously entered into contracts and arrangements with third parties for the distribution of Male External Catheters, such contracts and arrangements, including arrangements with current customers who purchase on open order, being hereinafter referred to as "Third Party Private Label Arrangements". The provisions of Subsection (A) of this Section 3 notwithstanding, ROCHESTER shall have the right to continue to honor all of its obligations under such Third Party Private Label Arrangements as may be now extant or subsequently revised, and to supply all of its customers pre-existing the date of this Restated Agreement with Male External Catheters under such Third Party Private Label Arrangements with those Customers, notwithstanding that said pre-existing customers may distribute said products under their own Marks; provided, however, that from and after the date of this Restated Agreement, ROCHESTER will not revise or extend any such Third Party Private Label Arrangement in a manner to permit ROCHESTER to sell Male External Catheters under its own Mark within any defined geographical area of the Co-Exclusive Territory while precluding CONVATEC from selling the same product under its own Mark in the same geographical area.

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            E. Covenants For Future Distribution. With the exceptions of (i)
sales pursuant to, or required by, pre-existing Third Party Private Label Arrangements and (ii) sales to CONVATEC pursuant to this Restated Agreement, ROCHESTER covenants that, for the Term of this Restated Agreement, ROCHESTER will not sell any Male External Catheter to any third party for resale in the Co-Exclusive Territory under a Mark that is not owned exclusively by ROCHESTER. ROCHESTER shall market Male External Catheters in the Co-Exclusive Territory under a single Mark chosen by ROCHESTER, and CONVATEC shall market Male External Catheters in the Co-Exclusive Territory under a single Mark chosen by CONVATEC. Neither party shall market Male External Catheters in the Co-Exclusive Territory under multiple Marks, except in the event that a Mark chosen by ROCHESTER or CONVATEC has any negative or derogatory connotation in a particular market or country within the Co-Exclusive Territory, in which case a new Mark may be adopted and used solely for that market or country.

            F. Requirements. For the Term of this Restated Agreement, CONVATEC shall purchase from ROCHESTER, and ROCHESTER shall supply CONVATEC with, all of CONVATEC's requirements of Male External Catheters for sale in the Co-Exclusive Territory; it being expressly understood that the requirements provision hereof is limited to the Co-Exclusive Territory.

            G. No Licenses. Neither CONVATEC nor ROCHESTER grants to the other any right, title, interest or license in, to, or under any patent, patent application, process, technology, Mark or intellectual property of any kind whatsoever now or hereafter owned by CONVATEC or ROCHESTER, respectively, except as may be implied for the manufacturing, packaging and sale of Products by ROCHESTER to CONVATEC and for the sale of Products purchased from ROCHESTER by CONVATEC to the extent such activities are permitted by this Restated Agreement.

            H. Additional Products. Six (6) months following the date of this Restated Agreement, ROCHESTER and CONVATEC shall undertake good faith negotiations to determine whether, and upon what terms and conditions, ROCHESTER may supply CONVATEC with, and CONVATEC may purchase from ROCHESTER, the Wide Band MEC and/or the Hydrophilic Intermittent Catheter.


SECTION 4. RIGHT OF FIRST CONSIDERATION

            A. ROCHESTER grants CONVATEC the right ("First Consideration Right") expiring June 30, 1998, to negotiate in good faith with Rochester a separate agreement relating to CONVATEC's purchase and distribution of ROCHESTER's Nitrofuran Delivery Catheter.

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            B. ROCHESTER agrees that, prior to June 30, 1998, ROCHESTER will not enter into any agreement with any third party that permits such third party to purchase the Nitrofuran Delivery Catheter for resale under any mark or brand that is not owned exclusively by ROCHESTER. Nothing herein shall limit ROCHESTER's ability to inquire from third parties regarding their possible interest in distributing the Nitrofuran Delivery Catheter under either ROCHESTER's or their own mark or brand.

            C. Upon expiration of the First Consideration Right, Rochester shall be entirely free to enter into any agreement with any third party that permits such third party to purchase the Nitrofuran Delivery Catheter for resale under any mark or brand that is not owned exclusively by ROCHESTER.


SECTION 5. PRICING

            A. Prices. The prices for Products shall be separately agreed between the parties pursuant to good faith negotiations. The initial prices for Products so agreed shall remain fixed through and including December 31, 1998, unless process or procedure changes of a material nature in any of the referenced Specifications occur, in which case the parties shall mutually agree upon an amended price.

            B. Price Increases. During the last calendar quarter of 1998, and during the last calendar quarter of each subsequent year during the Term of this Restated Agreement, the price in effect for any Product may be adjusted, consistent with Subsections B and C of this Section 5, pursuant to good faith negotiations, with such adjusted price to be effective as of, and after, January 1 next following.

            If, by December 31 of any such year, CONVATEC and ROCHESTER have been unable to reach agreement through good faith negotiations, then the price may be increased at the sole option of ROCHESTER as of and after January 1 next following by an amount equal to the increase in the Consumer Price Index over the base year (hereinafter "Base Year") of this Restated Agreement. For purposes hereof, "Consumer Price Index" means the National Index prepared and promulgated by the United States Bureau of Labor Statistics as "Consumer Price Index (1967 =
100), United States Average -- CPI-W, Urban Wage Earners & Clerical Workers"; or if said Index shall no longer be published, then from an alternative Index generally recognized as authoritative that shall be substituted upon notice from ROCHESTER.

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            1998 shall be considered the Base Year of this Agreement for purposes of calculating initial price increases for Products; thereafter, the Base Year shall be the year of the most recent price increase.

            In addition to the foregoing provisions for annual Consumer Price Index related price increases, in the event of a material increase (in excess of the increase in the Consumer Price Index over a preceding Base Year) in the price of raw materials, purchased by ROCHESTER for the manufacture of Products, CONVATEC and ROCHESTER shall negotiate in good faith for a further price adjustment relating to ROCHESTER's increased costs of such raw materials.

            C. Price Arbitration. The parties agree that all price related issues contained in this Section 5 shall be subject to good faith negotiations. Any issue not resolved through such negotiations within sixty (60) days shall be subject to the arbitration provisions of Section 33 of this Agreement.

            D. Notice. In case of a price increase, excepting only a price increase arrived at by agreement which includes an effective date, ROCHESTER shall give CONVATEC ninety (90) days' written notice before any price change becomes effective.


SECTION 6. REGULATORY APPROVALS

            A. Domestic. ROCHESTER represents and warrants that all of the Products may be lawfully manufactured, commercially distributed and sold in the United States in accordance with laws and regulations administered by the United States Food and Drug Administration (FDA).

            B. Foreign. CONVATEC shall be responsible for all additional registrations or approvals necessary to market the Products throughout those areas of the rest of the world in which CONVATEC elects in its sole judgment to market the Products.

            C. Ownership of Registrations. Each party shall exclusively own the registration(s) or approval(s) that it has, or shall have, obtained relating to the Products in such market regions or countries in which such have issued.

            D. Cooperation. Subject to the provisions of Sections 15 and 20 of this Restated Agreement relating to Confidential Information, CONVATEC and ROCHESTER shall freely exchange all information, data or documents required by, or that either has provided to, any regulatory authority to enable the lawful sale of any of the Products within the jurisdiction of such regulatory authority; it being the express intent of the parties that each party should thereby assist

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the other to obtain regulatory approvals for Products as may be necessary to permit their lawful sale within such jurisdiction.


SECTION 7. ORDERING AND FORECASTING

            A. Ordering. CONVATEC shall issue purchase orders for Products from time to time during the Term of this Restated Agreement. Each purchase order shall include the specific quantity of units, and the "Ship To" and "Bill To" addresses. To the extent that the terms and conditions on any purchase order or confirmation are in conflict with the provisions of this Restated Agreement, the provisions of this Restated Agreement shall be controlling unless specifically agreed in writing to the contrary.

            B. Forecasting. At least once each calendar quarter, CONVATEC shall furnish ROCHESTER with a non-binding written forecast of estimated purchases of Products to be made during the next calendar quarter.


SECTION 8. STORAGE OF CONVATEC MATERIALS

            ROCHESTER shall provide secure and clean storage for materials, if any, provided by CONVATEC. Storage areas shall be protected from freezing temperatures, excess heat and humidity. Materials will be stored on pallets, covered or packaged to preclude damage or exposure to foreign matter.


SECTION 9. PACKAGING

            A. Responsibility. Packaging of the Products shall be the responsibility of ROCHESTER and shall conform in all respects, including the imprint of CONVATEC's Mark on the specified packaging, to the Specifications separately agreed by the parties.

            B. Printing Plates. ROCHESTER shall invoice CONVATEC for the direct cost of Printing Plates, in the event required for packaging materials, upon production thereof. Payment for Printing Plates shall be made by CONVATEC to ROCHESTER net cash forty-five (45) days from the date of such invoice.

            C. Excess Packaging. CONVATEC shall reimburse ROCHESTER for excess and unusable packaging acquired by ROCHESTER upon CONVATEC's approval in accordance with this Section 9(C) (i) in case CONVATEC changes a previously agreed packaging Specification, (ii) in case CONVATEC discontinues the purchase from ROCHESTER of any Product then being manufactured for

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CONVATEC by ROCHESTER, or (iii) upon termination of this Restated Agreement.
Upon the occurrence of an event giving rise to CONVATEC's obligation to reimburse ROCHESTER for such excess packaging, ROCHESTER shall account to CONVATEC for such excess packaging and deliver or dispose of the same at CONVATEC's instance. CONVATEC shall reimburse ROCHESTER for the cost of said excess packaging within forty-five (45) days following CONVATEC's receipt of ROCHESTER's account.

            From time to time during the Term of this Restated Agreement, ROCHESTER shall request CONVATEC's approval of ROCHESTER's proposed purchases of packaging in quantities and prices acceptable to CONVATEC, and ROCHESTER shall have no obligation to purchase any packaging except in quantities and prices approved by CONVATEC.


SECTION 10. ALTERNATE SUPPLIER

            If at any time during the Term of this Restated Agreement, including but not limited to periods during the occurrence of an event of force majeure but excepting periods of raw material shortages, ROCHESTER is unable to supply in a timely manner to CONVATEC expected requirements of Products hereunder, then, subject to the limitations set forth in Section 20 hereof, ROCHESTER shall have the right to select and the obligation to utilize an alternate supplier to fill such shortfall until such time as ROCHESTER is able to resume full performance of its supply obligations. With regard to the portion of Product manufactured by an alternate supplier, payment to said supplier for the costs of manufacture shall be the responsibility of ROCHESTER. CONVATEC shall have the right to validate the manufacturing of Product by any alternate supplier hereunder and the right of audit of said alternate supplier upon the same terms and conditions as shall apply to ROCHESTER pursuant to this Restated Agreement.


SECTION 11. CONTINGENT MANUFACTURING

            In the event that, for any reason except raw material shortages, ROCHESTER shall be unable to supply CONVATEC's requirements of Products and shall have failed to arrange for an alternate supplier of same pursuant to
Section 10 above, within a commercially reasonable period of time, ROCHESTER shall be deemed to have granted CONVATEC a non-transferable, limited, royalty-free license to manufacture or to have manufactured Products in the United States until such time as ROCHESTER is able to resume full performance of its obligations. A "commercially reasonable" period of time as used herein shall mean that period of time which a company or entity of similar capabilities, means and expertise would utilize and/or otherwise take,

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under the same or similar circumstances. Upon request of CONVATEC, ROCHESTER shall, subject to the requirements of Section 20 hereof, cooperate to furnish to CONVATEC or a designee of CONVATEC approved by ROCHESTER the necessary information and technology to permit the alternate manufacturing of sufficient quantities of Products to fulfill CONVATEC's requirements, provided, however, any such information and/or technology disclosed or furnished by ROCHESTER hereunder shall be safeguarded by the recipient; shall not be used for any purpose other than that contemplated by this Section; shall not be disclosed to third parties, other than a designee of CONVATEC approved by ROCHESTER hereunder; and shall be made available only to those employees, officers, representatives, agents or consultants of the recipient who are directly involved in or concerned with the manufacture contemplated hereby and who have agreed in writing prior to such disclosure to be bound by the obligations of confidentiality contained in this Restated Agreement. Further, it is expressly understood and agreed by CONVATEC that under no circumstance other than that contemplated by this Section 11 or by Section 24 below will any proprietary technology be disclosed or furnished by ROCHESTER under this Restated Agreement.


SECTION 12. SHIPMENT AND DELIVERY

            All shipments of goods shall be made F.O.B. ROCHESTER's warehouse, Stewartville, Minnesota, to the address(es) specified in CONVATEC's delivery instructions accompanying each purchase order.


SECTION 13. INVOICING AND PAYMENT

            ROCHESTER shall invoice CONVATEC as appropriate for each shipment of Products. Each invoice shall contain the individual purchase order number, the mode of transportation, the date of shipment, the payment terms and any other information required by the individual purchase order. Payment by CONVATEC shall be made within forty-five days (45) days of shipment or receipt of invoice, whichever is later.


SECTION 14. SALES AND MARKETING

            A. Resale Prices. CONVATEC shall be solely responsible for establishing its resale prices for any Product and for all of CONVATEC's advertising, promotional and educational materials therewith used. ROCHESTER shall assist CONVATEC in the preparation of such material, and

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shall also assist CONVATEC, at CONVATEC's expense, in training relating to a
Product if requested to do so by CONVATEC.

            B. Duties. CONVATEC shall have the following obligations with respect to the marketing and distribution of the Products:

            (i) to refrain from making any warranty or representation with respect to the performance characteristics or capabilities of the Products except (a) as expressly stated in the ROCHESTER product literature approved by the FDA or as otherwise authorized in writing by ROCHESTER, (b) claims supported by appropriate corroborating data furnished to ROCHESTER in confidence, and which data shall not be used by ROCHESTER for any marketing purpose, or (c) as is otherwise authorized by ROCHESTER;

            (ii) to abide by all applicable laws and regulations of the jurisdictions, respectively, wherein the Products are sold; and

            (iii) to furnish ROCHESTER with a current list of CONVATEC product claims for each Product.


SECTION 15. REGULATORY COMPLIANCE

            A. Current. ROCHESTER shall manufacture the Products in accordance with the Good Manufacturing Practices of the FDA or other appropriate regulatory authority, and shall otherwise comply with all applicable laws and ordinances, the violation of which would materially and adversely affect ROCHESTER's ability to perform its obligations under this Restated Agreement. ROCHESTER shall obtain and keep in force an Establishment Registration Number from FDA or other appropriate regulatory authority, maintain traceability records on the goods manufactured, advise CONVATEC promptly of any and all adverse reaction data of which it has knowledge and cooperate, at ROCHESTER's own expense, with CONVATEC in the event CONVATEC shall ever initiate any remedial action for the Products. ROCHESTER shall notify CONVATEC promptly in writing in the event a governmental agency issues an inspection report or other finding of non-compliance in connection with the Products, their manufacture, storage or handling and shall provide CONVATEC with a copy of any such report or finding, edited for data or information not related to CONVATEC or Products. CONVATEC shall have the right to participate with ROCHESTER, subject to ROCHESTER's ultimate control, in the preparation of any response to said finding of non-compliance. CONVATEC shall be responsible for creating all warnings, precautions, and labels required for the Products, although ROCHESTER shall assist CONVATEC in the preparation of these materials as

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requested. CONVATEC shall promptly advise ROCHESTER of all changes, amendments, additions, deletions and/or modifications to any such Product literature or labeling, and shall furnish ROCHESTER with copies of all such literature and labeling. In the event that a particular market region or country shall require information regarding Products in addition to that contained in the agreed specifications, ROCHESTER shall provide said information to CONVATEC to the extent that such information is known to ROCHESTER or readily obtainable by ROCHESTER without undue burden or significant expense. Provided, however, ROCHESTER need not furnish, nor consent to the furnishing of, any Confidential Information relating to proprietary manufacturing processes or unpublished patent applications unless confidential treatment of such Confidential Information will be accorded by the regulatory authority to which the disclosure is proposed to be made. ROCHESTER has obtained, and will in the future maintain, EN ISO 9001 Standard Certification, and Quality System Certification for CE Marking.

            B. Distribution. CONVATEC shall comply with all domestic and foreign laws and regulations applicable to the storage and sale of Products.


SECTION 16. RIGHTS OF INSPECTION

            Subject to all obligations of confidentiality under this Restated Agreement, ROCHESTER shall allow representatives of CONVATEC or of Bristol-Myers Squibb Company, Technical Evaluation and Service Department, to inspect the manufacturing site(s) as needed pursuant to CONVATEC or Bristol-Myers Squibb Company auditing procedures. CONVATEC shall provide ROCHESTER with as much advance notification as possible prior to such inspections but in no event less than twenty-four (24) hours; however, it shall have the right of inspection at any time during normal business hours.


SECTION 17. PRODUCT WARRANTY

            ROCHESTER warrants that, when delivered, all Products shall be free from material defects in materials, workmanship and fabrication. ROCHESTER also warrants that all Products shall meet the agreed Specifications in all material respects and shall not be misbranded or adulterated and that no changes in the referenced Specifications and no material changes in applicable manufacturing processes shall be made without the prior written approval of CONVATEC. ROCHESTER also agrees and warrants to manufacture Products in accordance with Good Manufacturing Practices within the meaning of applicable laws and regulations administered by the FDA or other appropriate regulatory authority, and in accordance with CONVATEC and Bristol-Myers Squibb Company quality assurance standards.

Any changes to CONVATEC or Bristol-Myers Squibb quality assurance standards existing as of August 11, 1995 shall be applied only if mutually agreed by the parties. ROCHESTER further warrants that, when delivered, the Products shall have been packaged in accordance in all material respects with agreed Specifications applicable. No warranty is given hereunder for misuse, misbranding or adulteration occurring after delivery to CONVATEC. These warranties shall survive acceptance and payment, and shall run to CONVATEC, its permitted assigns, and to customers and users of the Products, providing used as directed and in a normal manner, for a period of two (2) years from purchase by consumer(s). ROCHESTER shall replace all Products which do not conform to the applicable agreed Specifications, or otherwise meet the aforesaid warranties, at no charge when requested to do so by CONVATEC, and shall assume all shipping and handling costs of so doing. In the case of such request for replacement, CONVATEC shall promptly furnish samples of defective goods to ROCHESTER for review and adjustment before effecting the return of the entire amount of defective goods. If the goods cannot be salvaged, ROCHESTER shall credit or reimburse CONVATEC for the value of the goods invoiced previously and attributable to rejected goods.


SECTION 18. INDEMNIFICATION

            A. Indemnification of CONVATEC. ROCHESTER shall indemnify, hold harmless and defend CONVATEC from and against any and all claims, costs, demands, liabilities, losses, damages, and expenses of whatever nature (collectively, "CONVATEC Claims"), including reasonable attorney's fees, made against or sustained by CONVATEC with respect to the use, sale or distribution by CONVATEC of Products if such CONVATEC Claims pertain to (i) any material breach of a ROCHESTER representation or warranty made herein, (ii) any negligent act or omission of ROCHESTER with respect to the design, manufacture or production of any Products, (iii) claims of any third party pertaining to interference with its contractual relations with ROCHESTER or (iv) patent infringement claims of any third party. The foregoing duty of indemnification for CONVATEC Claims shall exclude any CONVATEC Claims that (x) are based upon CONVATEC's alleged infringement of any trademark or trade dress owned by any third person or (y) are otherwise based upon or arise from the manner in which CONVATEC markets the Products, including without limitation any claims, promotion, labeling or advertising originated solely by CONVATEC.

            B. Indemnification of ROCHESTER. CONVATEC shall indemnify, hold harmless and defend ROCHESTER from and against any and all claims, costs, demands, liabilities, losses, damages and expenses of whatever nature (collectively, "ROCHESTER Claims"), including reasonable attorney's fees, made against or sustained by ROCHESTER with respect to the Products, if such ROCHESTER Claims are based upon CONVATEC's alleged infringement of any trademark or trade dress owned by any third person, or (y) are otherwise based upon or arise from the manner in which CONVATEC markets the Products, including without limitation any claims, promotion, labeling or advertising originated solely by CONVATEC.

            C. Procedures. For any CONVATEC Claim or ROCHESTER Claim, as the case may be, the party seeking indemnification hereunder shall give prompt written notice of any claim for such indemnification and shall cooperate in the defense of any such matter at the indemnifying party's expense. The indemnifying party shall have sole and exclusive control of any such legal action or proceeding. The indemnified party shall not settle or compromise any such legal action or proceeding without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld. If the indemnifying party proposes to engage a single attorney or law firm to provide the defense of both the indemnifying party and the indemnified party and such joint defense would create a material conflict of interest for such attorney or law firm under applicable rules of professional conduct, the indemnified party shall be entitled to separate representation by another attorney or law firm at the expense of the indemnifying party but subject to the indemnified party's reasonable approval.

            D. Consequential Damages. Neither party shall be liable to the other for any special, indirect, incidental, consequential or punitive damages resulting from a breach of this Restated Agreement.

            E. Limitation. ANY OTHER PROVISION OF THIS RESTATED AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE LIMIT OF THE AMOUNT OF THE INDEMNIFICATION BY EITHER PARTY UNDER THIS SECTION 18 SHALL BE A MAXIMUM AMOUNT OF FIVE MILLION DOLLARS ($5,000,000.00), AND NEITHER PARTY SHALL HAVE ANY DUTY TO PAY ANY SUM OR INCUR ANY EXPENSE IN EXCESS THEREOF. THIS LIMITATION SHALL NOT, HOWEVER, RELIEVE ROCHESTER OF THE OBLIGATION TO REPLACE ANY NON-CONFORMING PRODUCT IN ACCORDANCE WITH THE TERMS OF THIS RESTATED AGREEMENT, REGARDLESS OF DOLLAR AMOUNT. THE PARTIES AGREE AND ACKNOWLEDGE THAT THE FOREGOING LIMITATION ON INDEMNIFICATION AND DAMAGES IN THIS SECTION 18(E) IS A FUNDAMENTAL AND MATERIAL CONDITION OF THIS RESTATED AGREEMENT, AND, BUT FOR SUCH LIMITATION, THEY WOULD NOT HAVE ENTERED INTO THIS RESTATED AGREEMENT.

            F. Survival. The provisions of this Section 18 shall survive the termination of this Restated Agreement for any reason.

SECTION 19. PRODUCT LIABILITY INSURANCE

            ROCHESTER will carry product liability insurance of at least five million dollars ($5,000,000) aggregate for "Products- Completed Operations", with CONVATEC included as a named additional insured thereunder, such policy to provide for thirty (30) days prior notice to CONVATEC before any cancellation or material change therein. ROCHESTER shall furnish CONVATEC a certificate of such insurance within thirty (30) days of the Effective Date of this Restated Agreement. ROCHESTER shall also provide written notice to CONVATEC of any change in or termination of coverage at least thirty (30) days in advance thereof.


SECTION 20. CONFIDENTIAL INFORMATION

             ROCHESTER and CONVATEC anticipate the exchange of substantial proprietary information in connection with the transactions and activities contemplated by this Restated Agreement. Each party undertakes to keep secret and confidential and not to disclose to any third party, except as it is necessary in carrying out the purposes of this Restated Agreement, during the Term of this Restated Agreement and any renewals or continuations hereof, and for a period of five (5) years thereafter, any information, data or know-how disclosed to it by the other party, as well as the terms and conditions of this Restated Agreement (hereinafter "Confidential Information"), except:

            (a) information, data or know-how which at the time of disclosure is in the public domain or publicly known or available;

            (b) information, data or know-how which, after disclosure, becomes part of the public domain or publicly known or available by publication or otherwise, except by breach of this Restated Agreement by the receiving party;

            (c) information, data or know-how which the receiving party can establish by competent proof was in its possession at the time of disclosure by the other party;

            (d) information, data or know-how which the receiver receives from a third party; provided, however, that such information was not obtained by said third party from the other party;

            (e) information, data or know-how which the receiver can demonstrate by competent evidence is derived independently of such disclosure;

            (f) information which ROCHESTER must disclose, by virtue of laws or regulations administered by the Securities and Exchange Commission, in filings with the Commission; and

            (g) such information as the parties shall agree in writing in advance of the disclosure thereof.

            Nothing to the contrary withstanding, however, all Confidential Information that CONVATEC receives from ROCHESTER relating to proprietary manufacturing processes or unpublished patent applications shall be maintained as confidential by CONVATEC regardless of any lapse of time, and shall be used for no purpose other than the purposes of this Restated Agreement; and, without the prior written consent of ROCHESTER, shall be disclosed to no person except a person who acknowledges the foregoing confidentiality obligations in writing before receiving such information.

            Notwithstanding the foregoing, ROCHESTER and CONVATEC may disclose such Confidential Information as required by law; provided that the disclosing party shall (i) immediately notify the other party of the Confidential Information to be disclosed and the legal requirement forcing the disclosure of such Confidential Information; and (ii) use reasonable efforts to maintain the confidentiality of the Confidential Information. Provided, however, ROCHESTER shall not be required to seek confidential treatment for, or to take other affirmative steps to attempt to limit the dissemination of, information routinely required to be filed by ROCHESTER in accordance with ROCHESTER's reporting requirements pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


SECTION 21. PATENT ENFORCEMENT

            A. General Enforcement Procedures. CONVATEC and ROCHESTER shall give prompt written notice to each other of any known or reasonably suspected infringement of any patents held by ROCHESTER relating to the Products ("Infringement Notice").

            B. ROCHESTER to Prosecute. ROCHESTER may take appropriate legal action at its sole expense with legal counsel of its choice against the alleged infringer, and CONVATEC shall reasonably cooperate in the prosecution thereof by ROCHESTER. ROCHESTER shall have exclusive control of any such legal action undertaken by ROCHESTER, and ROCHESTER shall be entitled to retain all of the proceeds thereof.

            C. Sharing of Expenses and Proceeds. In any case involving an Infringement Notice, notwithstanding Section 21(B) above, the parties may separately agree in writing otherwise to share the expenses of any legal action and the proceeds thereof and/or to allocate the selection of legal counsel or control of such action.


SECTION 22. PATENT INFRINGEMENT

            A. Notice. CONVATEC and ROCHESTER shall give prompt written notice to the other ("Third Party Infringement Notice") if either party receives any information or otherwise reasonably believes that a Product supplied by ROCHESTER may infringe upon the claims of any valid and enforceable third party patent ("Third Party Patent").

            B. Remedies. ROCHESTER shall promptly and in good faith assess any Third Party Infringement Notice and shall make available its patent counsel to consult with CONVATEC's patent counsel in an analysis thereof. If ROCHESTER determines that the continued manufacture, sale or distribution of a Product would infringe upon such a Third Party Patent, ROCHESTER may, at its option and its expense, do any of the following: (i) modify such product so that it is no longer infringing upon the Third Party Patent; (ii) obtain at ROCHESTER's own expense a fully-paid license for itself and CONVATEC from such third party for the Third Party Patent to enable the parties to continue the manufacture, sale and distribution of such product; or (iii), if neither of the foregoing is commercially reasonable, then ROCHESTER may terminate the distribution rights of CONVATEC as to that product, provided, however, ROCHESTER shall repurchase at cost any inventory of such products which CONVATEC has previously purchased from ROCHESTER and which CONVATEC, after reasonable efforts, is then unable to sell and distribute in any other portion of the world where it is lawful to do so. The foregoing shall not apply, and ROCHESTER shall have no such obligations, if the alleged infringement of the Third Party Patent is due to any combination by CONVATEC of a Product with any material, service, process or other product not supplied by ROCHESTER hereunder or any refusal by CONVATEC to sell and distribute a substituted non-infringing Product if it is both functionally and legally the equivalent product to the allegedly infringing Product.

            C. Extent of Remedies. THE FOREGOING REMEDIES IN SECTION 22(B) SHALL BE IN ADDITION TO AND CUMULATIVE OF THE INDEMNIFICATION DUTIES OF ROCHESTER UNDER SECTION 18 ABOVE BUT SHALL OTHERWISE BE THE SOLE AND EXCLUSIVE REMEDIES OF

CONVATEC FOR ANY ALLEGED OR ACTUAL INFRINGEMENT OF A THIRD PARTY PATENT.


SECTION 23. TRADEMARKS

            Neither CONVATEC nor ROCHESTER shall sell, offer to sell or promote a Product under any Mark(s) owned by the other. CONVATEC and ROCHESTER may, in their respective sole discretion, adopt any other Mark(s), not already owned by the other, under which to sell, offer to sell and promote the Products, which Mark(s) shall be the exclusive property of CONVATEC or ROCHESTER, as the case may be.


SECTION 24. CO-DEVELOPMENT

            CONVATEC and ROCHESTER may agree, but are not obligated to agree, to work cooperatively to develop new products. At the commencement of any such development activity ("Project"), CONVATEC and ROCHESTER shall develop a plan for such Project ("Project Plan") in writing, which shall be agreed to by both parties. The Project Plan shall contain a description of the Project, including without limitation the following information:

            1)    a description of the products to be developed;

            2) a time schedule for completing the Project, which shall include times for completion of various phases of the Project;

            3)    a budget;

            4) ownership of manufacturing, marketing, distribution and intellectual property rights;

            5)    domestic and/or foreign regulatory filing responsibilities;
                  and

            6) such other and further Project information as may be necessary or appropriate.


SECTION 25. NON-SOLICITATION

            CONVATEC and ROCHESTER agree that, for the term of this Restated Agreement, unless consented to in writing by the other party, neither the CONVATEC division of E.R. Squibb and Sons, Inc. nor ROCHESTER shall (a) directly or indirectly solicit, induce or otherwise attempt to influence any individual who is employed by the other party or any of its subsidiaries or affiliates during the term of this Restated Agreement to leave such entity's employ, or (b) hire any such individual; provided, however, that this Section shall not prohibit CONVATEC or ROCHESTER from soliciting or hiring any individual who has been employed in a bona fide employment with an entity other than the other party or any of its subsidiaries or affiliates for a period of at least twelve (12) months. In no event shall this Section relieve any party, or present or former employee thereof, of any responsibility of confidentiality under this Restated Agreement, or any other obligation of confidentiality owed either to CONVATEC or to ROCHESTER as the case may be.


SECTION 26. DURATION OF AGREEMENT

            A. Initial Term. All terms and provisions of this Restated Agreement shall be in effect commencing the date first written above ("the Effective Date") and shall continue until April 30, 2006 ("Initial Term").

            B. Renewal Terms. Subject to the provisions of Section 26(C), this Restated Agreement shall automatically be renewed for successive one year periods (each a Renewal Term") first commencing May 1, 2006, and upon each anniversary thereof.

            C. Either party may terminate this Restated Agreement at the end of the Initial Term or any Renewal Term by furnishing to the other a written notice of such party's intent not to renew this Restated Agreement at the expiration thereof, as follows:

            (i) by not less than one hundred eighty (180) days prior written notice in case of termination at the end of the Initial Term; or

            (ii) by not less than ninety (90) days prior written notice in case of termination at the end of a Renewal Term.

            D. Earlier Termination. The provisions of this Section 26 are subject to the Earlier Termination provisions of Section 27 below.


SECTION 27. TERMINATION

            A. Earlier Termination. Notwithstanding the provisions of Section 26 above, a party may terminate this Restated Agreement in the following circumstances:

            (i) upon thirty (30) days notice thereof, for any material breach or default by the other party if said material breach or default is not cured within such period or, if such breach is not capable of cure within such period, a reasonable and good faith commencement of such cure has not occurred within such period. Each notice shall specify the nature and extent of the breach or default. For purposes of this Restated Agreement, ROCHESTER's material failure to adhere to Specifications, ROCHESTER's material breach of any representation or warranty given to CONVATEC herein, or CONVATEC's material breach of Product payment obligations shall be considered, without limitation, a material breach or default hereof;

            (ii) immediately upon written notice in the event the other party becomes bankrupt or insolvent, the other party makes an assignment for the benefit of creditors or there is any agreement of creditors or court proceeding initiated relating to such other party's financial instability, which proceeding is not dismissed within thirty (30) days of its filing; or

            (iii) upon ten (10) days notice thereof if an event of force majeure has prevented the other party from substantial performance of its duties under this Restated Agreement for more than six (6) months, unless substituted performance has been arranged pursuant to Sections 10 or 11 of this Restated Agreement, and ROCHESTER shall then be making good faith efforts to alleviate the event of force majeure.

            B. Rights and Obligations on Termination. In the event of termination of this Restated Agreement for any reason, the parties shall have the following rights and obligations;

            (i) Termination of this Restated Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

            (ii) Termination of this Restated Agreement shall not affect the rights of CONVATEC to fulfill its commitments to any customer of CONVATEC who has entered into a valid and binding purchase agreement for the Products prior to the effective date of such termination;

            (iii) Termination of this Restated Agreement shall not relieve
                  ROCHESTER of its obligation to fill then outstanding CONVATEC orders of Products, not exceeding a total of one-third (1/3)of the previous twelve (12) months' CONVATEC orders of Product;

            (iv) CONVATEC shall have the right to sell off the inventory of Products which it has on hand and then outstanding purchase orders of Products to the effective date of such termination;

            (v) Each party shall return to the other any copies of the other party's Confidential Information excepting one copy to be retained by counsel for each party to be used exclusively (a) to determine the rights and obligations of the parties arising from this Restated Agreement and the maintenance of Confidential Information pursuant thereto, and (b) to satisfy any governmental record retention compliance responsibilities; and

            (vi) Section 2 (Representations and Warranties), Section 18 (Indemnification), Section 20 (Confidential Information),
                  Section 23 (Trademarks), Section 27(B) (Rights and Obligations on Termination), Section 32 (Governing Law), Section 33 (Arbitration), Section 34 (Severability) and Section 37 (Mutual Release) shall survive termination of this Restated Agreement.

            C. No Compensation. In the event of any termination of this Restated Agreement under Section 27(A), subject to Section 27(B)(i), neither party shall owe any compensation to the other party for lost profits, lost opportunities, good will, or any other loss or damage as a result of or arising out of such termination.


SECTION 28. FORCE MAJEURE

            The obligations of either party to perform under this Restated Agreement shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, civil commotion, riots, wars, revolution, acts of government, or any other cause whether similar or dissimilar to those enumerated and which is reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the party sustaining such an event shall immediately notify the other party and the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Restated Agreement; provided, however, the parties shall attempt to arrive at a mutually acceptable resolution within the spirit and intent of this Restated Agreement, which shall be undertaken in good faith negotiations. Any issue not resolved through such negotiations within sixty (60) shall be subject to the Arbitration provisions of Section 33 of this Restated Agreement.

SECTION 29. RELATIONSHIP

            The relationship between ROCHESTER and CONVATEC established by this Restated Agreement is intended to be that of seller and buyer. Neither ROCHESTER nor CONVATEC, their employees, agents and representatives, shall under any circumstances be considered agents, partners, joint venturers or representatives of the other. Neither ROCHESTER nor CONVATEC shall act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort expressed or implied on behalf of or in the name of the other.


SECTION 30. ENTIRE AGREEMENT

            This Restated Agreement, and the exhibits attached hereto, contain the entire understanding of the parties with respect to the subject matter of this Restated Agreement. This Restated Agreement shall supersede any other oral or written agreements, including the 1995 Agreement and the 1995 Supplement, and shall be binding upon and inure to the benefit of the respective parties, and their permitted assigns. The Packaging and Distribution Agreement between the parties shall continue in full force and effect according to its terms; provided, however, that the provisions of this Restated Agreement governing Confidential Information shall supersede any confidentiality and confidential information provisions in the Packaging and Distribution Agreement.


SECTION 31. AMENDMENT; ASSIGNABILITY

            This Restated Agreement shall not be modified in any way without written consent of both parties, and neither party shall have the right to assign this Restated Agreement, in whole or in part, without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Restated Agreement to its affiliates or to a purchaser or successor of its entire business related to this subject matter.


SECTION 32. GOVERNING LAW

            This Restated Agreement shall be construed in accordance with laws of the United States, State of Minnesota, with the exception of the conflicts of laws provisions thereof.


SECTION 33. ARBITRATION

            A. Negotiation. The parties agree to attempt to settle any claim, controversy or dispute (hereinafter collectively referred to as "Dispute") that arises in connection with this Restated Agreement through good faith negotiations in the spirit of mutual cooperation, promptly and amicably, and without resort to any legal process if feasible, within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such Dispute. The foregoing requirement in Section 33(A) shall be without prejudice to either party's rights, if applicable, to terminate this Restated Agreement under Section 27(A), provided that the parties have first complied with the good faith negotiation obligations under this Section 33(B).

            B. Remaining Disputes. Any (i) Dispute arising out of or in connection with this Restated Agreement which has not been settled through negotiation under Section 33(A) within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a Dispute, and (ii) other issues under this Restated Agreement requiring good faith negotiations to resolve, and which the parties have not resolved within sixty (60) days shall be settled by final and binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Such arbitration shall be held in (i) Somerset County, New Jersey, if the demand for arbitration is initiated by ROCHESTER or (ii) Minneapolis, Minnesota, if the demand for arbitration is initiated by CONVATEC. Any such arbitration shall be conducted by three (3) neutral arbitrators appointed by mutual agreement of the parties or, failing such agreement within fifteen (15) days of a demand for arbitration, in accordance with said AAA Rules. At least one (1) arbitrator shall be an experienced medical device professional, and at least one (1) arbitrator shall be an experienced business attorney with background in the manufacture and distribution of medical devices. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Restated Agreement or to refrain from the doing of any act or practice that is contrary to this Restated Agreement, but the arbitrators may not award or assess punitive damages against either party. The decision of the arbitrators shall be final and binding upon all parties and their respective successors and assigns. Neither party shall be liable to the other for any special, indirect, incidental or consequential damages resulting from a breach of this Restated Agreement. Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees, including attorney's fees, to the prevailing party.


SECTION 34. SEVERABILITY

            The invalidity in whole or in part of any provision of this Restated Agreement shall not affect the validity of any other provision.


SECTION 35. NOTICES

            Any notices required or permitted by this Restated Agreement shall be in writing and shall be hand delivered, sent by facsimile with confirming original sent by regular United States mail, or sent by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                If to CONVATEC:

                E. R. Squibb & Sons, Inc.(through its ConvaTec Division) 200 Headquarters Park Drive
                Skillman, New Jersey 08558
                Attention: President, ConvaTec

                Telephone: (908) 904-2200
                Telecopy:  (908) 904-2373

                With a copy to:

                Legal Division, Bristol-Myers Squibb Company
                100 Headquarters Park Drive
                Skillman, New Jersey 08558
                Attention:  Counsel

                Telephone: (908) 904-2368
                Telecopy:  (908) 904-2373

                If to ROCHESTER:

                Rochester Medical Corporation

                One Rochester Medical Drive
                Stewartville, Minnesota  55976
                Attention: President

                Telephone: (507) 533-9600
                Telecopy:  (507) 533-9725

                with a copy to:

                George H. Frisch, Esq.
                5030 Woodlawn Boulevard
                Minneapolis, Minnesota  55417

                Telephone: (612) 724-2929
                Telecopy:  (612) 724-8387

                or to such other address as either party shall hereafter designate by notice to the other party.


SECTION 36. CAPTIONS

            Captions appearing in this Restated Agreement are for convenience of reference and shall not be construed as a part of this Restated Agreement.


SECTION 37. MUTUAL RELEASE

            ROCHESTER and CONVATEC forever release and discharge each other and their respective officers, directors, agents, successors and assigns, form any and all claims, demands, liabilities and causes of action of every kind, either in law or in equity, whether known or unknown, fixed or contingent, arising under or related to either the 1995 Agreement or the 1995 Supplement, with the sole exceptions of claims, demands, liabilities or causes of action relating to
(i) payment for goods sold and delivered, (ii) breach of any product warranty given by ROCHESTER in the 1995 Agreements, (iii) any provision respecting the preservation of Confidential Information of the other or (iv) any provision respecting misuse or infringement of the marks or brands owned by the other.


SECTION 38. JOINTLY DRAFTED AGREEMENT

            This Restated Agreement has been drafted jointly by ROCHESTER and CONVATEC and their counsel, and any ambiguities are not presumed to be interpreted in favor or against any of the parties.


SECTION 39. REVIEW AND COMMENT

            Consistent with its disclosure obligations, ROCHESTER shall afford CONVATEC reasonable opportunity to review and comment upon ROCHESTER's proposed press releases or other public documents wherein CONVATEC is mentioned. Any such proposed press release or other document shall be deemed to be Confidential Information within the meaning of Section 20 hereof until publicly released by ROCHESTER.

            IN WITNESS WHEREOF, each of the parties hereto have caused this Restated Agreement to be executed as of the day and year first written by their duly authorized representatives.

                                        E.R. SQUIBB & SONS, INC.



                                        By:
                                            ------------------------------------
                                             Patrice Froidure
                                             President, ConvaTec


                                        ROCHESTER MEDICAL CORPORATION



                                        BY:
                                            ------------------------------------
                                             Anthony J. Conway
                                             Chief Executive Officer